EXHIBIT 6.3
LEASE AGREEMENT

RECEIVED FROM INDUSTRIES INTERNATIONAL, Inc. and/or Nominees, hereinafter referred to as LESSEE, the sum of Fifteen Hundred Dollars ($1,500.00)in the form of a cashier's check as a deposit which, upon acceptance of this Lease, shall become the property of Bert Brimhall, and/or his assign is, hereinafter referred to as LESSOR and shall be applied to the first lease payment and shall be non-refundable. In the event that this Lease is not accepted by the Lessor within thirty (30) days, the total deposit received shall be refunded to the Lessee.

     Lessee hereby offers to lease from Lessor the real property to the city of Overton, County of Clark, State of Nevada, and described as follows:
Assessors Parcel Number 720-350-002, approximately 80 acres a portion of
Section 18, Township 16 South, range 68 East, IM.D.B. & M. All the east half (E 1/2) of the Northwest Quarter (NW1/4) of Section 18, Township 16 South, Range 68 East, M.D.B. & M.

Upon the following terms and conditions:

     1. TERM: The term hereof shall commence on September 1, 1994, and shall be renewable every 20 years for a total term of 99 years. Each renewal Shall be upon the same terms and conditions as the previous term, except as provided under paragraph 2 and on the conditions of paragraph 16 herein.

     2. RENT: The annual rent shall be $100.00 per acre for the first five (5 )years. There shall be an adjustment in rent beginning the Sixth
(6th) year and every five (5) years thereafter and shall be adjusted according to the cost of living index according to the Federal 11th District for "all terms." All lease payments shall be made to Lessor semi-annually beginning on March 1, 1995.

     3. USE: The property shall be used for development of a golf course and real estate development.

     4. ASSIGNMENT AND SUBLETTING: Lessee may assign this Lease and/or sublet any Portion of the premises, without prior written consent from Lessor. Lessee shall notify Lessor of any such assignment or sublease within thirty
(30) days of the execution of the same.

     5. ORDINANCES AND STATUTES: Lessee Shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter become in force. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the premises shall, at the option of Lessor, be deemed to be a breach of this Lease.

     6. INDEMNIFICATION OF LESSOR: Lessor shall not be liable for any damage or infury to Lessee, or any other person, or to any property, occurring on the demised premises or any part thereof, and Lessee agrees to hold Lessor harmless from any claims for damages, no matter how caused.

     7. INSURANCE: Lessee, at his expense, shall maintain public liability insurance including bodily injury and property damage insuring Lessee and Lessor with a minimum coverage as follows One Million Dollars ($l,000,000.00) commencing upon ground breaking, Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as an additional insured. The Certificate shall provide for a ten-day notice to Lessor in the event of cancellation or material change of coverage.

     8. UTILITIES: Lessee agrees that he shall be responsible for the payment of all utilities and other services delivered to the premises, and for the installation of any and all lines to the property. Lessor shall not be Liable for any cost of improvements to the property.

     9. INSOLVENCY: In the event a receiver is appointed to take over the business of Lessee, or in the event Lessee makes a general assignment for the benefit of creditors, or Lessee takes or suffers any action under any insolvency or bankruptcy act, the same shall constitute a breach of this Lease by Lessee.

     10. REMEDIES OF OWNER ON DEFAULT: In the event of any breach or the Lease by Lessee, Lessor may at his option, demand performance under the terms of the Lease, if Lessee has not, cured any default within 30 days of such notice or demand to cure, Lessor may, at Lessors option, terminate this Lease. Nothing contained herein Shall be deemed to limit any other rights or remedies which Lessor may have.

     11. ATTORNEY'S FEES: In the event any suit should be brought for recovery of the premises, or for any sum hereunder, or because of any act which may arise out of possession of the premises, by either party, the prevailing shall be entitled to all costs incurred in connection with such action, including reasonable attorney's fees.

     12. WAIVER. No failure of Lessor to enforce any term hereof shall be deemed to be a waiver.

     13. NOTICES: Any notice which either party may or is required to give, Shall be given by mailing the same, postage prepaid, to Lessee or Lessor at the addresses shown below, or at such other place(s) as may be designated by the parties from time to time.

     14. HEIRS, SUCCESSORS OR ASSIGNS: This Lease is binding upon and shall inure to the benefit of the heirs, assigns and successors in interest to the parties.

     15. PROPERTY TAXES: Lessee shall be responsible to pay the property taxes directly to the Clark County Treasurer and shall provided to Lessor proof of payment of the same year. In the event that such taxes are assessed for a tax year commencing or extended before and beyond the term of the Lease, the obligation of Lessee shall be proportionate to the portion of the Lease term included in such year.

     16. OPTION TO RENEW: Provided that Lessee is not in default in the performance of this Lease, Lessee shall have the option to renew the Lease. The terms and conditions Shall be consistent with the terms and conditions as contained herein as amended, adjusted or modified from time to time by the parties. The option shall be exercised by written notice given to Lessor not less that six (6) months prior to the expiration of the Initial lease term or the next preceding lease term, If notice is not given in the manner provided herein with the time specified, this option shall expire and all improvements Shall become the property of Lessor.

     17. RIGHT OF FIRST REFUSAL: In the event that the Lessor decides to sell the Property, Lessee shall, have the right of first refusal for the purchase of subject property in this Lease.

     18. LATE PENALTIES: There shall be a late penalty of 10% of any amount due from Lessee including the periodic payments and/or property taxes, if payment is not received within thirty (30) days of the date such payment shall be due.

     19.     CONTINGENCY:  This Lease is subject to the following:

          a. Lessee Obtaining the adjacent property by purchase. Or lease to have enough acreage for the development of a golf course.

          b. Lessee obtaining sufficient rights to water by purchase or lease to irrigate an 18-hole golf course.

          c. Favorable soil and water test results showing soil and water capable of growing and sustaining turf grass.

          d. Lessee obtaining necessary zoning changes or use permits to allow the development of a golf course and/or hotel on the property. Lessee shall be responsible for the applications and fees and Lessor shall sign as the Owner of the property.

          e. Approval of development project from Clark County requirements at the sole determination of Lessee.

          f. Approval from the Environmental Protection Agency and Bureau of Land Management for the development project.

          g. The overall acreage not being excessively impacted by any municipal or governmental agency or department in the sole determination of Lessee.

     21. LESSOR'S OBLIGATION: Lessee shall be responsible for expense of all testing, surveying, Clark County fees and any other costs necessary for the study of this property for the development of a golf course and/or other real estate development and any attorney's fees involved herein.

     This Lease is executed by the undersigned as evidence of Lessee's commitment to lease and Lessor's acceptance of all terms and conditions contained herein this 1st day of September 1994.

LESSEE:                            LESSEE:
/s/ Dan Shuput                            /s/ Bert Brimhall
    INDUSTRIES INTERNATIONAL, Inc.            Bert Brimhall
    By: Dan Shuput, President
    4615 S. 1225 E.                           P.O. Box 1335
    Salt Lake City, Utah 84117                Overton, NV 86040
    Phone: 801/261-8320                       Phone: 702/397-8504

STATE OF NEVADA      )
                     )
COUNTY OF  CLARK     )

     On September 1, 1994, personally appeared before me, A Notary Public, DAN SHUPUT, known (or proved) to me to be the person who executed the foregoing instrument and who acknowledged that he executed the above instrument.

WITNESS my hand and official seal.
                                   /s/ Nancy A. Moulton
                                       Notary Public

                                       Nancy A. Moulton
                                       Notary Public - Nevada
                                       Clark County
                                       My appt. exp. Nov. 6, 1996

     On September 1, 1994, personally appeared before me, A Notary Public, BERT BRIMHALL, known (or proved) to me to be the person who executed the foregoing instrument and who acknowledged that he executed the above instrument.

WITNESS my hand and official seal.

                                   /s/ Nancy A. Moulton
                                       Notary Public

                                       Nancy A. Moulton
                                       Notary Public - Nevada
                                       Clark County
                                       My appt. exp. Nov. 6, 1996